Exhibit 99.2

September 27, 2024

Hello Old Market Capital Corporation (fka Nicholas Financial, Inc.) Stockholders:

A huge Thank You to those that have stuck with us the last few years. There has been a lot going on with the company and we hope to shed some light on our path forward in this brief shareholder letter.

Before some thoughts on our future, we owe a great deal of indebtedness to Mike Rost and Irina Nashtatik. They worked tirelessly to help position the company for this next phase and have done so with professionalism and class. We wish them both well in their new endeavors.

As mentioned in public filings, on June 15th, the company made an investment to purchase roughly 56.47% of Amplex, an Ohio based broadband company owned by Mark Radabaugh. As part of our pivot to a new line of business, the board contemplated several investment opportunities where OMCC could have a control position. The investment in Amplex offered many of the attributes we were looking for in an investment. We have alignment with management as Mark retains significant ownership in Amplex as its largest individual shareholder. We believe Amplex has the potential to add incremental capital at attractive returns when it builds out broadband to the homes of communities in its geographic footprint. Additionally, Amplex received approval for a roughly $20MM low interest RUS (Rural Utilities Service) loan to help provide fiber to rural Ohio. Since this loan accrues interest at 2% and principal isn't due for 20 years, the leveragability of this additional funding source is financially attractive. Finally, Amplex has enjoyed a good working relationship with Hancock Wood, the local utility in its market. We look forward to providing more updates on Amplex and any other company developments in the coming quarters.

The board remains engaged, as always, and continues to work with Charlie Krebs, our new CFO, and I to help shape our direction and investment opportunities going forward - we are additionally grateful for their service. Finally, our new website is under construction. Be sure to check us out at www.oldmarketcapital.com in the coming weeks.

Sincerely,

Jeff Royal

CEO — Old Market Capital Corporation — Omaha, NE